FOR FURTHER INFORMATION AT THE COMPANY:

Irene Oh
Investor Relations
(626) 768-6360

EAST WEST BANCORP, INC. APPOINTS
THOMAS J. TOLDA AS CHIEF FINANCIAL OFFICER AND
JULIA S. GOUW AS VICE CHAIRMAN, CHIEF RISK OFFICER

PASADENA, CA – April 15, 2008– East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today named Thomas J. Tolda as its new Chief Financial Officer.  On April 21Tolda will join East West Bancorp, Inc. and its principal subsidiary, East West Bank, as Executive Vice President and Chief Financial Officer.

Tolda joins East West from Wells Fargo Bank where he spent the last nine years as Executive Vice President and Chief Financial Officer of the Consumer Credit Group.  In this capacity Tolda was part of the senior executive team recruited to form the operation, which grew to $100 billion during his tenure.  Tolda began his banking career at Citibank, leaving as Chief Financial Officer of Citibank Federal Savings Bank.  His work there included nine years in overseas posts in Brazil and in Italy.  He is a graduate of New York University and has an MBA from Fordham School of Business.

Julia Gouw, the Chief Financial Officer of East West since 1994, will become Vice Chairman and Chief Risk Officer of the Bank until her planned retirement from employee status at the end of 2008.  During this period she will focus on credit risk and developing the enterprise risk management team and also work closely with Tolda to ensure a smooth transition of the chief financial officer responsibilities.  Gouw will continue to stay closely involved with the business of East West after her retirement from employee status as Vice Chairman and as a member of the Risk Oversight Committee of the Board.

“My transition to Vice Chairman to focus on credit risk and enterprise risk management is a prudent and timely move by the Board of Directors,” said Gouw.  “These are challenging times in the financial services industry and with a solid successor for the CFO role found in Tom, I am comfortable to proceed with my plans to retire from employee status as I approach my 20th anniversary year with East West, and look forward to my ongoing role as a director of the Bank.”

Dominic Ng, Chairman, President and Chief Executive Officer of East West Bank stated, “Julia has propelled East West from $500 million in assets when she joined the Bank in 1989, to the second largest independent bank headquartered in Southern California, with assets of $11.7 billion.  Under her leadership, East West has achieved 11 consecutive years of record earnings – a stellar track record repeatedly acknowledged by her peers and throughout the industry.  Institutional Investor magazine named Julia among the ‘Best CFO’s in America in 2006’ and U.S. Banker magazine four times counted her among the ‘25 Most Powerful Women in Banking.’  Julia’s philanthropic leadership is equally impressive.  Named ‘Philanthropist of the Year’ in 2003 by the Los Angeles Business Journal, Julia dedicates her time and resources to important causes, perhaps most notably serving on the boards of the David Geffen School of Medicine at UCLA, where she established an Endowed Chair for mood disorders research, and the Iris Cantor-UCLA Women’s Health Center, of which she is a Founding Chair.  On behalf of the Board of Directors, we extend heartfelt congratulations to Julia on her outstanding achievements and the realization of her longstanding retirement plan.  We look forward to her continued guidance and insight as a member of the East West Board,” concluded Ng.

“I am honored to be named Julia Gouw’s successor and to join the management team of East West Bank – a respected institution widely known for financial excellence, fiscal conservatism and outstanding corporate governance,” said Tolda.  “East West Bank is consistently named among the nation’s solid performing banks and I look forward to building on its impressive financial legacy.”

“I am pleased that East West Bank has successfully completed its search for Julia’s successor in the placement of Tom Tolda as our CFO,” said Ng.  “In Tom we have found a seasoned financial executive who shares our management philosophy and respects the deeply held values on which East West is built.  I have the utmost confidence in Tom’s ability to make a smooth transition and scale the Bank’s infrastructure for future growth.”

About East West

East West Bancorp is a publicly owned company with $11.8billion in assets and is traded on the Nasdaq Global Select Market under the symbol “EWBC”. The Company’s wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Southern Californiawith 72 branch locations. East West Bankserves the community with 70 branch locations across Southern and Northern Californiaand a branch location in Houston, Texas. East West Bankhas three international locations in Greater China, including a full-service branch in Hong Kongand representative offices in Beijingand Shanghai. For more information on East West Bancorp, visit the Company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2007(See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBCand its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

- # # # -